Exhibit 99.1

FOR IMMEDIATE RELEASE

Immunicon Corporation Reports

Results for the Three and Nine Months Ended

September 30, 2006

HUNTINGDON VALLEY, PA, November 1, 2006 - Immunicon Corporation {Nasdaq-Global Market: IMMC}, which is developing and commercializing proprietary cell and molecular-based human diagnostic and life-science research products with an initial focus on cancer, today announced its operating results for the three and nine months ended September 30, 2006.

Financial Results for the Three and Nine Months Ended September 30, 2006

Immunicon reported product and service revenue of $1.8 million for the three months ended September 30, 2006, including $1.0 million in instrument revenue, $488,000 in reagent and consumable product sales and $247,000 in service revenue. Immunicon had $1.0 million in product and service revenue for the three months ended September 30, 2005 which included $715,000 in instrument revenue, $153,000 in reagent revenue and $174,000 in service revenue.

For the nine months ended September 30, 2006, Immunicon reported product and service revenue of $5.1 million, including $3.0 million in instrument revenue, $1.2 million in reagent and consumable product sales and $924,000 in service revenue. Immunicon reported $2.3 million in product and service revenue for the nine months ended September 30, 2005, which included $1.6 million in instrument revenue, $365,000 in reagent revenue and $274,000 in service revenue.

In the three months ended September 2006, Immunicon shipped 5 CellTracks Analyzer II systems to domestic and international customers. Also, for the quarter ended September 2006, Immunicon shipped 6 CellTracks AutoPrep Systems. For the nine months ended September 30, 2006, Immunicon shipped 29 CellTracks Analyzer II systems to domestic and international customers including 22 new shipments and 7 upgrades from the first generation CellSpotter Analyzer system to the CellTracks Analyzer II system. Also, for the nine months ended September 2006, Immunicon has shipped 22 CellTracks AutoPrep Systems. As of September 30, 2006, Immunicon had cumulative placements of 70 cell analyzers including 51 CellTracks Analyzer II systems and 19 CellSpotter Analyzers. As of September 30, 2006, Immunicon had 64 cumulative placements of the CellTracks AutoPrep Systems. The instrument systems are located in the U.S., various countries of the EU and Japan and include placements in major reference labs (Quest Diagnostics Incorporated in the U.S. and SRL in Japan), hospital labs, major U.S. pharmaceutical companies, clinical research organizations and various Johnson & Johnson sites worldwide. Recognition of revenue related to instrument shipments to customers typically is delayed for a period of several months pending the final evaluation and acceptance of these systems by customers.

Costs of goods sold were $1.9 million and $835,000 for the three months ended September 30, 2006 and 2005, respectively. Immunicon reported a loss on product and service sales of $187,000 in the three months ended September 30, 2006 compared to a gross profit on product sales of $207,000 in the corresponding period in 2005. This is the result of two key factors. Immunicon began capitalizing inventory-related costs in the fourth quarter of 2004. Prior thereto, all product and inventory material purchases were recorded as an R&D expense, principally as laboratory supplies. Therefore, in the three months ended September 30, 2005, a portion of the materials now recorded as cost of goods sold had been purchased and expensed in a prior period and, as a result, a portion of the product revenue was reported without a corresponding cost of goods sold. Also in the first nine months of 2006, Immunicon began outsourcing certain activities related to the manufacture of instruments. As such, Immunicon is in the process of reducing its internal manufacturing costs but this transition process resulted in some duplicate instrument cost of goods sold. These duplicate costs of goods sold should be reduced once the outsourcing process is completed. This process is expected to be completed before the end of 2006.

Costs of goods sold were approximately $5.9 million and $1.6 million for the nine months ended September 30, 2006 and 2005, respectively. For the nine months ended September 2006 Immunicon reported a loss on product and service sales of $757,000 compared to a gross profit on product sales of $629,000 in the corresponding period in 2005. This is the result of the two key factors discussed in the previous paragraph.

Effective January 1, 2006, Immunicon adopted Statement of Financial Accounting Standards 123R Share-Based Payment (“SFAS 123R”), which requires that costs associated with stock-based compensation be expensed in the current period. For the three and nine month periods ended September 30, 2006, Immunicon recorded $502,000 and $1.4 million, respectively, in non-cash compensation expense and allocated these expenses to the appropriate cost category. The adoption of SFAS 123R and the changes related to inventory and cost of goods sold referred to above should be considered when comparing results between periods.

Research and development expenses for the three months ended September 30, 2006 were $3.1 million compared to $5.8 million in the corresponding three months in 2005. The reduction of $2.7 million is principally a result of the fact that, in August 2005, Immunicon reduced staff and other expenses in order to align costs with its commercialization strategy. Specifically, Immunicon reduced its workforce by 25% in August 2005. The staff reduction accounts for approximately $684,000 of the reduced costs. Also, as of January 1, 2006, Immunicon ceased reporting as a development stage company. Therefore in 2006, we have fully allocated manufacturing and operations salary costs to costs of goods sold. These costs were reported as R&D expenses in prior years. This reclassification accounts for $626,000 of the reduction in research and development expense. Clinical trial and development costs were lower by $743,000 due to the fact that, in January 2006, Immunicon completed patient enrollment for two clinical trials in metastatic prostate cancer and metastatic colorectal cancer.

Research and development expenses for the nine months ended September 30, 2006 were $9.5 million compared to $17.2 million in the corresponding nine months in 2005. The reduction of $7.7 million is principally a result of the fact that in August 2005, Immunicon reduced staff and other expenses in order to align costs with its commercialization strategy. Specifically, Immunicon reduced its workforce by 25% in August 2005. The staff reduction accounts for approximately $2.4 million of the reduced costs. Also, as of January 1, 2006, Immunicon ceased reporting as a development stage company. Therefore in 2006 we have fully allocated manufacturing and operations salary costs to costs of goods sold. These costs were reported as R&D expenses in prior years. This reclassification accounts for $1.9 million of the reduction in research and development expense. Clinical trial and development costs were lower by $1.9 million due to the fact that, in January 2006, Immunicon completed patient enrollment for two clinical trials in metastatic prostate cancer and metastatic colorectal cancer.

General and administrative (“G&A”) expenses for the quarter ended September 30, 2006 were $2.7 million, compared to $2.1 million for the comparable quarter of 2005. This increase of approximately $600,000 is attributable to two factors. Firstly, Immunicon recorded $336,000 in expenses related to the relocation of its Chief Executive Officer, Byron D. Hewett. On August 25, 2006, Immunicon announced that it had approved a change to Mr. Hewett’s Employment Agreement whereby Immunicon would reimburse Mr. Hewett for certain costs associated with his relocation. Immunicon estimated the cost would be between $350,000 and $450,000. The Company anticipates that the related costs will be paid over the course of the remainder of calendar 2006, but actual costs and the timing thereof will depend on a number of factors, including the final sale price of Mr. Hewett’s home. This will be a one-time non-recurring cost associated with the relocation of our CEO. Secondly, non-cash compensation charges associated with the issuance of restricted shares and to the adoption of SFAS 123R accounted for $247,000 of the increase.

General and administrative (“G&A”) expenses for the nine months ended September 30, 2006 were $7.5 million, compared to $6.1 million for the comparable period in 2005. This increase of approximately $1.4 million is attributable principally to non-cash compensation charges of $783,000 associated with the issuance of restricted shares and to the adoption of SFAS 123R and to the $336,000 in expenses related to the relocation of Immunicon’s CEO described above.

For the three and nine month periods ended September 30, 2006, Immunicon’s net loss was $5.6 million and $16.3 million, respectively, compared to a net loss of $7.1 million and $21.2 million for the three and nine month periods ended September 30, 2005. The loss per share was $0.20 and $0.59 for the three and nine month periods ended September 30, 2006 compared to a loss per share of $0.26 and $0.86 for the three and nine month periods ended September 30, 2005. The weighted average common shares outstanding was 27.6 million for both the three and nine month periods ended September 30, 2006, compared to weighted average common shares outstanding for the three and nine month periods ended September 30, 2005 of 27.5 million and 24.7 million, respectively.

As of September 30, 2006, Immunicon had cash, cash equivalents and investments of $29.5 million, including $500,000 of investments classified as long term investments. Immunicon is reiterating its estimate for net cash expenditures for 2006 to be in a range of $20 million to $22 million. Immunicon continues to control operating costs and to monitor staffing levels and capital expenditures.

Byron D. Hewett, Immunicon’s President and Chief Executive Officer (CEO) commented, “We continued our progress toward our 2006 goals in this quarter. Our product and service revenue increased by 69% in the third quarter of 2006 compared to the third quarter of 2005. Awareness and interest in our data and clinical utility of our products continue to grow in all key market segments including physicians, hospitals and research institutes, Pharma/biotech and reference laboratories. We announced two additional major clients for our Pharma Services business, AstraZeneca and MolMed. Both of these agreements involve assay development and clinical services that will contribute to revenue growth in 2007 and our pipeline for this segment is robust. We announced positive results from our pivotal clinical trial in metastatic colorectal cancer and we expect to file the data with the FDA at the end of the year. In addition to expanding the market for the CellSearch CTC test through this new indication, a claim in a different cancer also validates the utility of our technology in the field of oncology. Product development initiatives for products outside of the cancer field are also progressing well. Finally, we are pleased with our cash burn performance.”

Other Highlights for the Quarter Ended September 30, 2006:

•	On September 26, Immunicon announced that it met the primary and secondary endpoints associated with its pivotal clinical trial in metastatic colorectal cancer. The primary endpoint was that the number of circulating tumor cells (CTCs) 3-5 weeks after the initiation of therapy would agree with a patient’s response to therapy as determined by imaging 6-12 weeks after initiation of therapy. The secondary endpoint was that the number of CTCs prior to and after the initiation of therapy would predict the clinical end points of progression-free survival and overall survival.

•	On August 7 and September 28, respectively, Immunicon announced that it had entered into two separate pharmaceutical service and support agreements with AstraZeneca and MolMed (Italy). Pursuant to these agreements, Immunicon will aid in the development and evaluation of potential drug therapy products. Both of these agreements involve assay development and clinical trial testing services in connection with each respective client’s drug development programs.

•	A summary of instrument shipments and instruments sold for revenue recognition purposes from product launch through September 30, 2006 is shown below:

	Cumulative @ YE 2005	Six months ended June 30, 2006	Three months ended 9/30/06	Cumulative @ September 30, 2006
Instrument shipments
CellTracks Analyzer II
J&J affiliates	8	1	1	10
Customer upgrades from CellSpotter	—	7	—	7
Other customers	14	16	4	34

Total CellTracks Analyzer II	22	24	5	51

CellSpotter Analyzer
J&J affiliates	14	—	—	14
Other customers	11	(6)	—	5

Total CellSpotter (1)	25	(6)	—	19
Total Analyzers	47	18	5	70

CellTracks AutoPrep
J&J affiliates	17	—	1	18
Other customers	25	16	5	46

Total CellTracks AutoPreps	42	16	6	64

Instruments sold (2)
CellTracks Analyzer II
J&J affiliates	6	—	2	8
Other customers	8	15	5	28

Total CellTracks Analyzer II	14	15	7	36

CellSpotter Analyzer
J&J affiliates	13	1	—	14
Other customers	8	2	—	10

Total CellSpotter	21	3	—	24

Total Analyzers	35	18	7	60

CellTracks AutoPrep
J&J affiliates	15	1	2	18
Other customers	15	12	5	32

Total CellTracks AutoPreps	30	13	7	50

(1)	reductions in CellSpotter placements are the result of replacement or upgrade to the next-generation CellTracks Analyzer II
(2)	represents instruments sold and revenue recorded in the period indicated

Conference Call

Byron D. Hewett, President and CEO, and other members of senior management will provide an Immunicon update and discuss results via Webcast and conference call on Wednesday November 1, 2006, at 9:00 a.m. EDT. To participate in the live call by telephone, the dial-in number for domestic U.S. listeners is (866) 713-8395, using passcode: 83450282. International callers may dial (617) 597-5309, using passcode: 83450282.

In addition, a live audio webcast of the call will be available online at Immunicon’s corporate Web site at http://www.immunicon.com. Webcast participants are encouraged to log on to the site at least 15 minutes prior to the scheduled start time to register, download, and install any necessary audio software. Following the call, a webcast audio replay will be available on the Company’s web site until Friday, November 29, 2006. In addition, a dial-in replay will be maintained through Monday, November 6, and can be accessed by dialing (888) 286-8010 (U.S. listeners) or (617) 801-6888 (International dialers), using reservation code: 37463886.

About Immunicon Corporation

Immunicon Corporation is developing and commercializing proprietary cell- and molecular-based human diagnostic and life science research products with an initial focus on cancer disease management. Immunicon has developed platform technologies for selection and analysis of rare cells in blood, such as circulating tumor cells and circulating endothelial cells that are important in many diseases and biological processes. Immunicon’s products and underlying technology platforms also have application in the clinical development of cancer drugs and in cancer research and may have applications in other fields of medicine, such as cardiovascular and infectious diseases. www.immunicon.com

The information contained in this press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are often preceded by words such as “hope,” “may,” “believe,” “anticipate,” “plan,” “expect,” “intend,” “assume,” “will” and similar expressions. Forward-looking statements contained in this press release include, among others, statements relating to Immunicon’s anticipated net cash burn for 2006, Immunicon’s funding strategy for commercialization activities and key product and clinical development programs and other statements not of historical fact. Immunicon cautions investors not to place undue reliance on the forward-looking statements contained in this press release. Forward-looking statements speak only as of the date of this press release, reflect management’s current expectations and involve certain factors, such as risks and uncertainties that may cause actual results to be far different from those suggested by Immunicon’s forward-looking statements. These factors include, but are not limited to, risks and uncertainties associated with: Immunicon’s dependence on Veridex, LLC, a Johnson & Johnson company, in the field of cancer cell analysis; Immunicon’s capital and financing needs; research and development and clinical trial expenditures; commercialization of Immunicon’s product candidates Immunicon’s ability to use licensed products and to obtain new licenses from third parties; Immunicon’s ability to manage its growth; obtaining necessary regulatory approvals; reliance on third party manufacturers and suppliers; reimbursement by third party payors to Immunicon’s customers for Immunicon’s products; compliance with applicable manufacturing standards; the ability to earn license and milestone payments under Immunicon’s agreement with Veridex; retaining key management or scientific personnel; delays in the development of new products or to planned improvements to Immunicon’s products; effectiveness of Immunicon’s products compared to competitors’ products; protection of Immunicon’s intellectual property and other proprietary rights; conflicts with the intellectual property of third parties; product liability lawsuits that may be brought against Immunicon; labor, contract or technical difficulties; and competitive pressures in Immunicon’s industry. These factors are discussed in more detail in Immunicon’s filings with the Securities and Exchange Commission.

“Immunicon” and the Immunicon Corporation logo are registered trademarks of Immunicon Corporation. “CellSpotter,” “CellTracks” and “AutoPrep” are registered trademarks of Immunivest Corporation, a wholly-owned subsidiary of Immunicon Corporation. “CellTracks Analyzer II” is a trademark of Immunivest Corporation. “CellSearch” is a trademark of Johnson & Johnson. All other trademarks or servicemarks appearing herein are the property of their respective holders. ALL RIGHTS RESERVED.

Contact Information:	Investors/Media: Tierney Communications

James G. Murphy	Denise Portner
SVP of Finance & Administration, CFO	Vice President
215-830-0777 ext. 8313	215-790-4395
jmurphy@immunicon.com	dportner@tierneyagency.com

IMMUNICON CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS - UNAUDITED
(In thousands, except share amounts)

	September 30 2006	December 31 2005
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$16,940	$21,900
Short-term investments	12,095	20,694
Receivable from related party	288	316
Accounts receivable, net	465	825
Inventory	4,530	3,223
Prepaid expenses	418	397
Other current assets	231	326

Total current assets	34,967	47,681
Property and equipment, net	4,321	5,460
Long term investments	500	1,504
Other assets	374	325

TOTAL ASSETS	$40,162	$54,970

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Current portion of long-term debt	$1,932	$2,769
Accounts payable	1,049	938
Payable to related party	1,199	433
Accrued expenses	3,988	3,576
Current portion of deferred revenue
Related party	1,797	1,597
Other	185	84

Total current liabilities	10,150	9,397
Long-term debt	2,401	3,115
Deferred revenue - related party	320	378
Commitments and Contingencies

STOCKHOLDERS’ EQUITY:
Common stock, $.001 par value – 100,000,000 authorized, 27,646,957 and 27,556,885 shares issued and outstanding as of September 30, 2006 and December 31, 2005, respectively	28	27
Additional paid-in capital	162,019	162,630
Deferred stock-based compensation	—	(2,142)
Currency translation adjustment	18	12
Accumulated deficit	(134,774)	(118,447)

Total stockholders’ equity	27,291	42,080

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$40,162	$54,970

IMMUNICON CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE THREE AND NINE MONTHS ENDED

SEPTEMBER 30, 2006 COMPARED TO SEPTEMBER 30, 2005

(in thousands, except for per share and per share data)

UNAUDITED

	Three Months Ended September 30		Nine Months Ended September 30
	2006	2005	2006	2005
Product and service revenue
Related parties product revenue	$659	$483	$1,373	$1,098
Third party customers product revenue	855	385	2,843	902
Service revenue	247	174	924	274

Total product and service revenue	1,761	1,042	5,140	2,274

Cost of goods sold	1,948	835	5,897	1,645

Gross profit (loss) on product and service revenue	(187)	207	(757)	629

Milestone, license and other revenue	174	241	575	823

Total revenue	1,935	1,283	5,715	3,097

Operating expenses:
Research & development	3,129	5,761	9,507	17,246
General & administrative	2,683	2,064	7,501	6,081

Total operating expenses	5,812	7,825	17,008	23,327

Operating loss	(5,825)	(7,377)	(17,190)	(21,875)

Other income (expense)
Interest and other income	367	429	1,177	995
Interest expense	(98)	(122)	(314)	(367)

Other income (expense), net	269	307	863	628

Net loss	$(5,556)	$(7,070)	$(16,327)	$(21,247)

Net loss per common share - basic and diluted	$(0.20)	$(0.26)	$(0.59)	$(0.86)

Weighted average common shares oustanding-basic and diluted	27,645,607	27,488,789	27,616,724	24,717,798